Exhibit 10.6

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted: May 4, 2021

Each member of the Board of Directors (the “Board”) of Procore Technologies, Inc. (the “Company”) who is a non-employee director of the Company (each, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Director Compensation Policy”) for his or her Board service, subject to the terms and conditions set forth herein.

This Director Compensation Policy may be amended or modified, or any provision of it waived, at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Annual Cash Compensation

This Director Compensation Policy will be effective upon the execution of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced for the initial public offering (the date of such execution being referred to as the “IPO Date”). The annual cash compensation amounts will be payable in equal quarterly installments in arrears following the end of each fiscal quarter in which the service occurred, prorated for any partial months of service.

Commencing on the IPO Date, each Non-Employee Director will be eligible to receive the following annual cash retainers for service on the Board (as applicable):

(a)	Annual Board Service Retainer.
(i)	All Eligible Directors: $30,000
(ii)	Lead Independent Director: $15,000 (in addition to regular Annual Board Service Retainer)
(b)	Annual Committee Member Service Retainer.
(i)	Member of the Audit Committee: $10,000
(ii)	Member of the Compensation Committee: $7,000
(iii)	Member of the Nominating and Corporate Governance: $4,000
(c)	Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer).
(i)	Chair of the Audit Committee: $20,000
(ii)	Chair of the Compensation Committee: $15,000
(iii)	Chair of the Nominating and Corporate Governance Committee: $8,000

Equity Compensation

Commencing on the IPO Date, each eligible Non-Employee Director will be eligible to receive the equity compensation set forth below. Equity awards will be granted under the Company’s 2020 Equity Incentive Plan (the “Plan”).

(a)Initial Appointment Equity Grant.  On appointment to the Board, and without any further action of the Board or Compensation Committee, at the close of business on the date of such appointment each individual who becomes a Non-Employee Director after the IPO Date will automatically receive a Restricted Stock Unit award having a target equity value of $400,000 (the “Initial RSU”).  Each Initial RSU will vest in three equal annual installments, with the first vesting date being the Company Vesting Date (as defined below) that most closely precedes the first anniversary of the date of grant of such Initial RSU. “Company Vesting Date” means each February 20, May 20, August 20, and November 20.

(b)Automatic Equity Grants.  Without any further action of the Board or Compensation Committee, at the close of business on the date of each Annual Meeting of the Company’s Stockholders following the IPO Date (the “Annual Meeting”), each person who is then a Non-Employee Director, and who has been a Non-Employee Director for not less than six (6) months as of such Annual Meeting date, will automatically receive a Restricted Stock Unit award having a target equity value of $180,000 (the “Annual RSU”). Each Annual RSU will vest on the date of the following year’s Annual Meeting (or the date immediately preceding the date of the following year’s Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting as a result of the director’s failure to be re-elected or the director not standing for reelection.

(c)Vesting; Change of Control.  All vesting of each Initial RSU and each Annual RSU is subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on the applicable vesting date of each such award. Notwithstanding the foregoing, for each NonEmployee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), the shares subject to such NonEmployee Director’s then-outstanding Initial RSU and any Annual RSU, as applicable, will become fully vested immediately prior to the closing of such Change in Control.

(d)Calculation of Value of a Restricted Stock Unit Award.  The value of a Restricted Stock Unit award to be granted under this Director Compensation Policy will be determined based on the unweighted average closing price of a share of Common Stock on the New York Stock Exchange, or such other national securities exchange on which the Common Stock is then traded, over the thirty (30) consecutive trading day period (or such lesser period, as applicable, if the Common Stock has not yet traded for thirty (30) consecutive trading days) immediately preceding the date that is five (5) trading days prior to the date of grant of such award.

(e)Remaining Terms.  The remaining terms and conditions of each Restricted Stock Unit award, including transferability, will be as set forth in the Company’s Restricted Stock Unit Award Notice and Agreement, in the form adopted from time to time by the Board or Compensation Committee.

Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Director Compensation Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Director Compensation Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Expenses

The Company will reimburse each Non-Employee Director for any ordinary and reasonable out-of-pocket expenses actually incurred by such director in connection with in-person attendance at and participation in Board and committee meetings; provided, that such director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy as in effect from time to time.

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